Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS RECORD SECOND QUARTER 2009 RESULTS

COMPANY RAISES 2009 GUIDANCE

Second Quarter Year-Over-Year Highlights:

•	Adjusted EPS from continuing operations of $0.65 [excluding amortization], up 8.0%

•	GAAP diluted EPS from continuing operations of $0.60

•	Net revenues of $24.9 billion, up 17.6%

•	PBM network revenues jumped 27.4% while mail service revenues climbed 12.5%

•	Retail same store sales increased 6.1%

•	Achieved Best-in-Class Generic Dispensing Rate

WOONSOCKET, RHODE ISLAND, August 4, 2009 - CVS Caremark Corporation (NYSE: CVS), today announced revenues, operating profit, and earnings for the second quarter ended June 30, 2009.

Revenues:

Net revenues for the second quarter of 2009, increased $3.7 billion to $24.9 billion, up from $21.1 billion during the second quarter of 2008.

Revenues in the pharmacy services segment increased 22.1% to $13.0 billion in the second quarter of 2009. Adjusting the growth rate for the impact of new generics, net revenues would have grown 26.2% in the pharmacy services segment. During the second quarter of 2009, the Company converted a number of RxAmerica® retail pharmacy network contracts, which resulted in those contracts being accounted for using the gross method which increased net revenues. Retail network claims processed during the second quarter of 2009 increased 8.8% to 148.3 million, compared to 136.3 million in the prior year period. This increase was primarily due to the addition of RxAmerica claims and claims that were filled at retail pharmacies under the Maintenance Choice™ program. This was offset by a reduction in claims due to the termination of two large health plan clients effective January 1, 2009. Mail service claims processed during the second quarter of 2009 increased 5.3% to 15.8 million compared to 15.0 million in the prior year period, primarily as a result of net new client starts offset by a shift of participants toward the Company’s Maintenance Choice program.

Revenues in the retail pharmacy segment increased 17.2% to $13.8 billion in the second quarter of 2009. Same store sales (sales from stores open more than one year) increased 6.1% over the prior year period. Pharmacy same store sales rose 7.5% and were negatively impacted by approximately 478 basis points due to recent generic introductions, while front store same store sales increased 3.0%. Front store revenues were positively impacted by a later Easter (April 12th this year versus March 23rd last year), which shifted more holiday sales into the second quarter of 2009. The Company estimates the Easter shift had a positive impact of approximately 135 basis points on front store same store sales for the second quarter of 2009 and approximately 45 basis points on total same store sales. Front store revenues were also positively impacted by approximately 85 basis points as a result of product cost increases in advance of the federal cigarette excise tax increase.

The generic dispensing rate in our pharmacy services segment increased 330 basis points to a best-in-class 67.8% in the second quarter. At the same time, the generic dispensing rate in our retail segment increased approximately 260 basis points to 69.6%.

Earnings from continuing operations:

Earnings from continuing operations for the second quarter ended June 30, 2009, increased 8.0% to $889.1 million, compared with earnings from continuing operations of $823.5 million during the second quarter of 2008. Adjusted earnings per share from continuing operations, which excludes $107.3 million of intangible asset amortization related to acquisition activity, for the second quarter were $0.65, compared with $0.60 in the second quarter of 2008. GAAP earnings per diluted share from continuing operations for the second quarter of 2009 were $0.60, compared with $0.56 in the second quarter of 2008. Earnings from continuing operations for the six months ended June 30, 2009, increased 3.9% to $1.63 billion, compared with earnings from continuing operations of $1.57 billion during the six months ended June 28, 2008. Adjusted earnings per share from continuing operations, which excludes $214.8 million of intangible asset amortization related to acquisition activity, for the six months ended June 30, 2009, were $1.20, compared with $1.15 in the six months ended June 28, 2008. GAAP earnings per diluted share from continuing operations for the six months ended June 30, 2009 were $1.11, compared with $1.07 in the six months ended June 28, 2008.

The Company’s reported results include the impact of the Longs business, which has a lower operating margin, as well as integration expenses incurred related to the Longs acquisition. Additionally, reported expenses include the impact of the elimination of the joint venture with Universal American, the income from which was historically recorded as an offset to expenses.

Tom Ryan, Chairman, President, and Chief Executive Officer, said “I’m very pleased with our second quarter results, which were at the high end of our expectations. We saw solid revenue growth and cost control across our businesses, which led to 8% operating profit growth after one-time costs for the Longs integration. This is shaping up to be a very good year and we expect an even better 2010.”

Dave Rickard, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, said, “Given our strong performance year to date as well as our optimism for the rest of the year, we’re raising our earnings guidance and narrowing the range. We now expect to deliver Adjusted EPS from continuing operations of $2.59 - $2.64 for the year, up from our previous guidance of $2.55 - $2.63. GAAP EPS from continuing operations is projected at $2.41 - $2.46, up from our previous guidance of $2.37 - $2.45.”

Loss from discontinued operations:

In connection with certain business dispositions completed between 1991 and 1997, the Company continues to guarantee store lease obligations for a number of former subsidiaries, including Linens ‘n Things. The Company’s loss from discontinued operations for the second quarter of 2009 includes $2.6 million ($4.3 million, net of a $1.7 million income tax benefit) of lease-related costs (i.e., interest accretion and legal fees). The loss from discontinued operations for the six months ended June 30, 2009 includes $7.7 million ($12.6 million, net of a $4.9 million income tax benefit) of lease-related costs. The loss from discontinued operations for the second quarter and six months ended June 28, 2008 was $48.7 million ($78.8 million, net of a $30.1 million income tax benefit) of lease-related costs.

Real estate program:

For the quarter, CVS Caremark opened 51 new retail pharmacy stores, and closed 14 retail pharmacy stores and 2 specialty pharmacies. In addition, the Company relocated 26 retail pharmacy stores. As of June 30, 2009, the Company operated 6,949 retail pharmacy stores, 50 specialty pharmacy stores, 20 specialty mail order pharmacies and 6 mail order pharmacies in 43 states, the District of Columbia and Puerto Rico.

Teleconference and webcast:

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the conference call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark Web site at cvscaremark.com/investors. This webcast will be archived and available on the Web site for a one-month period following the conference call.

About the Company:

CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of health care services in the U.S. The Company is uniquely positioned to effectively manage costs and improve health care outcomes through its nearly 7,000 CVS/pharmacy and Longs Drugs stores; its Caremark Pharmacy Services division (pharmacy benefit management, mail order and specialty pharmacy); its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investors section of the Company’s Web site, at cvscaremark.com, as well as through the Newsroom section of the Company’s Web site, at cvscaremark.com/newsroom.

Forward-looking statements:

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2008 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.

– Tables Follow –

CVS CAREMARK CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	Second Quarter Ended(1)		Six Months Ended(1)
(In millions, except per share amounts)	June 30, 2009	June 28, 2008	June 30, 2009	June 28, 2008
Net revenues	$24,871.1	$21,140.3	$48,265.0	$42,466.3
Cost of revenues	19,818.9	16,767.1	38,464.8	33,800.1

Gross profit	5,052.2	4,373.2	9,800.2	8,666.2
Operating expenses	3,452.4	2,895.1	6,823.2	5,818.0

Operating profit	1,599.8	1,478.1	2,977.0	2,848.2
Interest expense, net	127.9	114.7	270.0	245.6

Earnings from continuing operations before income tax provision	1,471.9	1,363.4	2,707.0	2,602.6
Income tax provision	582.8	539.9	1,074.4	1,030.6

Earnings from continuing operations	889.1	823.5	1,632.6	1,572.0
Loss from discontinued operations, net of tax benefit(2)	(2.6)	(48.7)	(7.7)	(48.7)

Net earnings	886.5	774.8	1,624.9	1,523.3
Preference dividends, net of income tax benefit(3)	—	3.6	—	7.1

Net earnings available to common shareholders	$886.5	$771.2	$1,624.9	$1,516.2

Basic earnings per common share:
Earnings from continuing operations	$0.61	$0.57	$1.123	$1.09
Loss from discontinued operations	—	(0.03)	(0.005)	(0.03)

Net earnings	$0.61	$0.54	$1.118	$1.06

Weighted average basic common shares Outstanding	1,456.9	1,431.8	1,453.4	1,430.8

Diluted earnings per common share:
Earnings from continuing operations	$0.60	$0.56	$1.110	$1.07
Loss from discontinued operations	—	(0.03)	(0.005)	(0.03)

Net earnings	$0.60	$0.53	$1.105	$1.04

Weighted average diluted common shares Outstanding	1,471.8	1,468.7	1,469.9	1,468.5

Dividends declared per common share	$0.07625	$0.06000	$0.15250	$0.12000

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the second quarter of 2009 and 2008 both include 91 days and the six months ended June 30, 2009 and June 28, 2008 include 181 days and 182 days, respectively.
(2)	In connection with certain business dispositions completed between 1991 and 1997, the Company continues to guarantee store lease obligations for a number of former subsidiaries, including Linens ‘n Things. On May 2, 2008, Linens Holding Co. and certain affiliates, which operate Linens ‘n Things, filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Pursuant to the court order entered on October 16, 2008, Linens Holding Co. is in the process of liquidating the entire Linens ‘n Things retail chain. The Company’s loss from discontinued operations for the second quarter of 2009 includes $2.6 million ($4.3 million, net of a $1.7 million income tax benefit) of lease-related costs (i.e., interest accretion and legal fees). The loss from discontinued operations for the six months ended June 30, 2009 includes $7.7 million ($12.6 million, net of a $4.9 million income tax benefit) of lease-related costs. The loss from discontinued operations for the second quarter and six months ended June 28, 2008 was $48.7 million ($78.8 million, net of a $30.1 million income tax benefit) of lease-related costs.
(3)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment related to preference dividends was $3.6 million and $7.1 million for the second quarter and six months ended June 28, 2008, respectively.

CVS CAREMARK CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	June 30, 2009(1)	December 31, 2008(1)
Assets:
Cash and cash equivalents	$1,225.3	$1,352.4
Accounts receivable, net	5,519.8	5,384.3
Inventories	9,400.5	9,152.6
Deferred income taxes	405.2	435.2
Other current assets	220.8	201.7

Total current assets	16,771.6	16,526.2

Property and equipment, net	8,119.7	8,125.2
Goodwill	25,483.8	25,493.9
Intangible assets, net	10,296.8	10,446.2
Other assets	364.1	368.4

Total assets	$61,036.0	$60,959.9

Liabilities:
Accounts payable	$3,599.9	$3,800.7
Claims and discounts payable	2,963.3	2,814.2
Accrued expenses	2,469.0	3,177.6
Short-term debt	1,328.0	3,044.1
Current portion of long-term debt	2,403.6	653.3

Total current liabilities	12,763.8	13,489.9

Long-term debt	7,305.2	8,057.2
Deferred income taxes	3,707.1	3,701.7
Other long-term liabilities	1,108.3	1,136.7

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; no issued and outstanding shares at June 30, 2009 and 3,583,000 shares issued and outstanding at December 31, 2008	—	191.5
Common stock, par value $0.01: authorized 3,200,000,000 shares; issued 1,606,118,000 shares issued at June 30, 2009 and 1,603,267,000 shares issued at December 31, 2008	16.0	16.0
Treasury stock, at cost: 146,634,000 shares at June 30, 2009 and 164,502,000 shares at December 31, 2008	(5,182.5)	(5,812.3)
Shares held in trust; 1,700,000 shares at June 30, 2009 and at December 31, 2008	(55.5)	(55.5)
Capital surplus	27,013.2	27,279.6
Retained earnings	14,501.4	13,097.8
Accumulated other comprehensive loss	(141.0)	(142.7)

Total shareholders’ equity	36,151.6	34,574.4

Total liabilities and shareholders’ equity	$61,036.0	$60,959.9

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry.

CVS CAREMARK CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Six Months Ended(1)
In millions	June 30, 2009	June 28, 2008
Cash flows from operating activities:
Cash receipts from revenues	$35,109.7	$30,803.6
Cash paid for inventory	(25,029.4)	(22,428.1)
Cash paid to other suppliers and employees	(7,150.6)	(5,938.5)
Interest received	3.1	10.1
Interest paid	(284.2)	(267.1)
Income taxes paid	(1,325.4)	(787.9)

Net cash provided by operating activities	1,323.2	1,392.1

Cash flows from investing activities:
Additions to property and equipment	(1,091.3)	(955.3)
Proceeds from sale-leaseback transactions	503.1	69.6
Proceeds from sale or disposal of assets	6.5	9.5
Acquisitions (net of cash acquired) and investments	(26.3)	(14.0)
Sale of short-term investment	—	27.5

Net cash used in investing activities	(608.0)	(862.7)

Cash flows from financing activities:
Net reductions in short-term debt	(1,716.1)	(1,105.0)
Dividends paid	(220.7)	(172.1)
Proceeds from exercise of stock options	91.4	278.9
Excess tax benefits from stock based compensation	4.8	52.2
Repurchases of common stock	—	(23.0)
Additions to long-term debt	1,000.0	—
Reductions in long-term debt	(1.7)	(1.3)

Net cash used in financing activities	(842.3)	(970.3)

Net decrease in cash and cash equivalents	(127.1)	(440.9)
Cash and cash equivalents at beginning of period	1,352.4	1,056.6

Cash and cash equivalents at end of period	$1,225.3	$615.7

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$1,624.9	$1,523.3
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	736.2	609.3
Stock based compensation	74.8	61.8
Deferred income taxes and other non-cash items	60.9	(8.1)
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(135.6)	121.9
Inventories	(255.0)	6.9
Other current assets	(31.1)	(30.3)
Other assets	(2.5)	10.3
Accounts payable and Claims and discounts payable	(52.1)	(544.6)
Accrued expenses	(743.8)	(361.0)
Other long-term liabilities	46.5	2.6

Net cash provided by operating activities	$1,323.2	$1,392.1

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the six months ended June 30, 2009 and June 28, 2008 include 181 days and 182 days, respectively.

Adjusted Earnings Per Share

Unaudited

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as earnings from continuing operations before income taxes plus amortization, less income tax provision and dilutive earnings adjustment, divided by the weighted average diluted common shares outstanding.

Following is a reconciliation of earnings from continuing operations before income tax provision to adjusted earnings per share:

	(Unaudited) Second Quarter Ended(1)		(Unaudited) Six Months Ended(1)
In millions, except per share amounts	June 30, 2009	June 28, 2008	June 30, 2009	June 28, 2008
Earnings from continuing operations before income tax provision	$1,471.9	$1,363.4	$2,707.0	$2,602.6
Amortization	107.3	97.8	214.8	195.7

Adjusted earnings from continuing operations before income tax provision	1,579.2	1,461.2	2,921.8	2,798.3
Income tax provision	625.4	578.6	1,159.7	1,108.1

Adjusted net earnings from continuing operations	953.8	882.6	1,762.1	1,690.2
Dilutive earnings adjustment	—	(1.0)	—	(1.9)

Adjusted net earnings from continuing operations available to common shareholders	953.8	881.6	1,762.1	1,688.3

Weighted average diluted common shares outstanding	1,471.8	1,468.7	1,469.9	1,468.5
Adjusted earnings per share from continuing operations	$0.65	$0.60	$1.20	$1.15

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the second quarter of 2009 and 2008 both include 91 days and the six months ended June 30, 2009 and June 28, 2008 include 181 days and 182 days, respectively.

Free Cash Flow

Unaudited

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

Following is a reconciliation of net cash provided by operating activities to free cash flow:

	(Unaudited) Six Months Ended(1)
In millions	June 30, 2009	June 28, 2008
Net earnings	$1,624.9	$1,523.3
Non-cash charges (including depreciation and amortization)	871.9	663.0
Working capital change	(1,173.6)	(794.2)

Net cash provided by operating activities	$1,323.2	$1,392.1
Subtract: Additions to property and equipment	(1,091.3)	(955.3)
Add: Proceeds from sale-leaseback transactions	503.1	69.6

Free cash flow	$735.0	$506.4

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the six months ended June 30, 2009 and June 28, 2008 include 181 days and 182 days, respectively.

Supplemental Unaudited Information

The Company evaluates segment performance based on net revenue, gross profit and operating profit before the effect of discontinued operations and certain intersegment activities and charges. Following is a reconciliation of the Company’s business segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)(2)	Retail Pharmacy Segment(1)	Intersegment Eliminations(1)(3)	Consolidated Totals(1)
Second Quarter Ended:
June 30, 2009:
Net revenues	$13,007.9	$13,797.2	$(1,934.0)	$24,871.1
Gross profit	921.1	4,131.1	—	5,052.2
Operating profit	637.5	962.3	—	1,599.8
June 28, 2008:
Net revenues	$10,656.8	$11,770.8	$(1,287.3)	$21,140.3
Gross profit	849.9	3,523.3	—	4,373.2
Operating profit	614.1	864.0	—	1,478.1

Six Months Ended:
June 30, 2009:
Net revenues	$24,542.7	$27,294.1	$(3,571.8)	$48,265.0
Gross profit	1,712.9	8,087.3	—	9,800.2
Operating profit	1,123.3	1,853.7	—	2,977.0
June 28, 2008:
Net revenues	$21,421.5	$23,616.4	$(2,571.6)	$42,466.3
Gross profit	1,637.9	7,028.3	—	8,666.2
Operating profit	1,144.1	1,704.1	—	2,848.2

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the second quarter of 2009 and 2008 both include 91 days and the six months ended June 30, 2009 and June 28, 2008 include 181 days and 182 days, respectively.
(2)	Net revenues of the Pharmacy Services Segment include approximately $1.77 billion and $1.54 billion of Retail Co-payments for the second quarters ended June 30, 2009 and June 28, 2008, respectively. Net revenues of the Pharmacy Services Segment include approximately $3.44 billion and $3.20 billion of Retail Co-payments for the six months ended June 30, 2009 and June 28, 2008, respectively.
(3)	Intersegment eliminations relate to intersegment revenues that occur when a Pharmacy Services Segment customer uses a Retail Pharmacy Segment store to purchase covered products. When this occurs, both segments record the revenue on a standalone basis.

Supplemental Information

Preliminary and Unaudited

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	(Unaudited) Second Quarter Ended(1)		(Unaudited) Six months Ended(1)
In millions	June 30, 2009	June 28, 2008	June 30, 2009	June 28, 2008
As reported:
Net revenues(1)	$13,007.9	$10,656.8	$24,542.7	$21,421.5
Gross profit	921.1	849.9	1,712.9	1,637.9
Gross profit % of net revenues	7.1%	8.0%	7.0%	7.6%
Operating expenses	283.6	235.8	589.6	493.8
Operating expense % of net revenues	2.2%	2.2%	2.4%	2.3%
Operating profit	637.5	614.1	1,123.3	1,144.1
Operating profit % of net revenues	4.9%	5.8%	4.6%	5.3%

Net revenues:
Mail service	$4,072.7	$3,620.8	$8,027.7	$7,267.9
Retail network	8,844.9	6,942.9	16,343.1	13,966.7
Other	90.3	93.1	171.9	186.9
Pharmacy claims processed:
Total	164.1	151.3	327.5	308.1
Mail service	15.8	15.0	31.5	30.3
Retail network	148.3	136.3	296.0	277.8
Generic dispensing rate:
Total	67.8%	64.5%	67.7%	64.3%
Mail service	56.3%	54.5%	55.9%	53.6%
Retail network	68.9%	65.5%	68.9%	65.3%
Mail order penetration rate(2)	22.9%	23.5%	22.9%	23.3%

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the second quarter of 2009 and 2008 both include 91 days and the six months ended June 30, 2009 and June 28, 2008 include 181 days and 182 days, respectively.
(2)	Excluding the impact of RxAmerica and Maintenance Choice™, the mail order penetration rate would have been 26.1% for the second quarter of 2009 and 25.5% for the six months ended June 30, 2009.

EBITDA and EBITDA per Adjusted Claim

Unaudited

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

Following is a reconciliation of operating profit to EBITDA:

Pharmacy Services Segment	(Unaudited) Second Quarter Ended(1)
In millions, except per adjusted claim amounts	June 30, 2009		June 28, 2008
Operating profit	$637.5		$614.1
Depreciation and amortization	92.3		87.6

EBITDA	$729.8		$701.7
Adjusted claims	192.3		178.1

EBITDA per adjusted claim	$3.80	(2)	$3.94	(3)

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the second quarter of 2009 and 2008 both include 91 days.
(2)	Excluding the impact of RxAmerica and Maintenance Choice™, EBITDA per adjusted claim would have been $4.12 for the second quarter of 2009.
(3)	The EBITDA per adjusted claim number, which was reported in the Company’s second quarter 2008 earnings release, was $3.97 as a result of adding back merger and integration costs related to the Caremark merger of $5.0 million.

Supplemental Information

Preliminary and Unaudited

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy Segment’s performance for the respective periods:

	(Unaudited) Second Quarter Ended(1)		(Unaudited) Six months Ended(1)
In millions	June 30, 2009	June 28, 2008	June 30, 2009	June 28, 2008
Net revenues	$13,797.2	$11,770.8	$27,294.1	$23,616.4
Gross profit	4,131.1	3,523.3	8,087.3	7,028.3
Gross profit % of net revenues	29.9%	29.9%	29.6%	29.8%
Operating expenses	3,168.8	2,659.3	6,233.6	5,324.2
Operating expense % of net revenues	23.0%	22.6%	22.8%	22.5%
Operating profit	962.3	864.0	1,853.7	1,704.1
Operating profit % of net revenues	7.0%	7.3%	6.8%	7.2%

Net revenue increase:
Total	17.2%	4.6%	15.6%	5.0%
Pharmacy	16.3%	4.9%	14.7%	4.9%
Front store	19.1%	4.1%	17.4%	5.3%
Same store sales increase(2):
Total	6.1%	3.1%	4.7%	3.5%
Pharmacy	7.5%	3.7%	6.0%	3.7%
Front store	3.0%	1.8%	1.9%	3.1%
Generic dispensing rates	69.6%	67.0%	69.4%	66.8%
Pharmacy % of total revenues	67.3%	67.8%	67.5%	68.0%
Third party % of pharmacy revenue	96.4%	95.8%	96.5%	95.8%
Retail prescriptions filled	153.2	134.6	305.7	274.1

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the second quarter of 2009 and 2008 both include 91 days and the six months ended June 30, 2009 and June 28, 2008 include 181 days and 182 days, respectively.
(2)	Same store sales increase excludes the Longs Drug Stores, which were acquired effective October 20, 2008. These stores will be included in same store sales beginning in November 2009.